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                                                                      EXHIBIT 11

                              THE LEAP GROUP, INC.


             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS


                                          Three Months Ended July 31,             Six Months Ended July 31,
                                        --------------------------------      ---------------------------------
                                            1998               1997                 1998               1997
                                        ------------      --------------      -----------------    ------------

Net income (loss)                       $    73,894         $(1,556,112)            $    88,880    $(2,706,220)

Weighted average number of common
   shares outstanding during period      13,640,866          13,614,667              13,644,866     13,612,223

Net shares issuable upon exercise
 of dilutive outstanding stock options      348,802                   -                 348,802              -
                                        -----------         -----------             -----------    -----------

Shares used in Diluted per share
    calculation                          13,989,668          13,614,667              13,993,668     13,612,223

Basic earnings per common share         $      0.01         $     (0.11)            $      0.01         ($0.20)

Diluted earnings per common share       $      0.01         $     (0.11)            $      0.01         ($0.20)
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